                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
            THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                        Heftel Broadcasting Corporation
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          HEFTEL BROADCASTING CORPORATION

                           100 CRESCENT COURT, SUITE 1777
                                  DALLAS, TX 75201

                      NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                              TO BE HELD JUNE 4, 1998

To the Stockholders:

     The Annual Meeting of the Stockholders of HEFTEL BROADCASTING CORPORATION (the "Annual Meeting") will be held at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas 75201, on June 4, 1998 at 10:00 a.m. local time, to consider and act upon the following matters, all as more fully described in the accompanying Proxy Statement which is incorporated herein by this reference:

(1) To elect five members to the Board of Directors to serve until the next Annual Meeting of Stockholders or until their respective successors shall be elected and qualify.

(2) To amend the Company's Second Amended and Restated Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock of the Company from 50 million shares to 100 million shares.

(3) To ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the fiscal year ending December 31, 1998.

(4) To transact such other business and to consider and take action upon any and all matters that may properly come before the Annual Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on April 17, 1998, as the record date for the determination of the stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours at the Company's executive office, located at the address set forth above.

     All stockholders are invited to attend the Annual Meeting in person.

                                        By Order of the Board of Directors

                                        /s/ David D. Lykes

                                        David D. Lykes
                                        CORPORATE SECRETARY
Dallas, Texas
April 30, 1998

IMPORTANT WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE MARK, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE ANNUAL MEETING.

                          HEFTEL BROADCASTING CORPORATION
                           100 CRESCENT COURT, SUITE 1777
                                DALLAS, TEXAS 75201
                                   (214) 855-8882

                                  ---------------

                                  PROXY STATEMENT

                                  ---------------

                   INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed proxy is solicited by and on behalf of the Board of Directors of Heftel Broadcasting Corporation (the "Company") in connection with the Annual Meeting of Stockholders and any adjournments thereof (the "Annual Meeting") to be held on June 4, 1998, at the Hotel Crescent Court, 400 Crescent Court, Dallas, Texas, 75201, at 10:00 a.m. local time. This Proxy Statement and the associated Proxy are first being sent or given to stockholders on or about April 30, 1998.

     Stockholders are requested to complete, date, and sign the accompanying proxy, and return it promptly to the Company. Any proxy given may be revoked by a stockholder at any time before it is voted at the Annual Meeting or any adjournments thereof by filing with the Secretary of the Company a notice in writing revoking the proxy, or by duly executing and submitting a proxy bearing a later date. Proxies may also be revoked by any stockholder present at the Annual Meeting who expresses a desire to vote such shares in person. Subject to such revocation, all proxies duly executed and received prior to, or at the time of, the Annual Meeting will be voted in accordance with the specification on the proxy card. If no specification is made, proxies will be voted in favor of the proposals therein. As to other matters, if any, to be voted upon, the persons designated as proxies will take such actions as they, in their discretion, may deem advisable. The persons named as proxies were selected by the Board of Directors of the Company, and each of them is a director of the Company.

     Under the Company's bylaws and Delaware law, shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Annual Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact on the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Any shares represented at the Annual Meeting but not voted (whether by abstention, broker non-vote or otherwise) with respect to the proposals to (i) amend the Company's Second Amended and Restated Certificate of Incorporation, or (ii) ratify the selection of KPMG Peat Marwick LLP will have no effect on the vote for such proposals except to the extent the number of abstentions causes the number of shares voted in favor of the proposal not to equal or exceed the minimum number of shares necessary to approve such proposals (in which case the proposal would not be adopted).

     The Company will bear the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others forwarding the solicitation material to beneficial owners of stock. Directors, officers and regular employees of the Company may solicit proxies personally, by telephone or by telegraph but will not be separately compensated for such solicitation services.

                            STOCKHOLDERS' VOTING RIGHTS

     Each share of the Company's Class A Common Stock, $.001 par value ("Class A Common Stock"), outstanding at the close of business on April 17, 1998, (the "Record Date") will be entitled to notice of, and to vote at, the Annual Meeting. Each share of the Company's Class A Common Stock is entitled to one vote. There were 35,160,497 shares of Class A Common Stock outstanding on the Record Date. The Company also has 14,156,470 shares of Class B Common
Stock, $.001 par value ("Class B Common Stock" and together with the Class A Common Stock, the "Common Stock") outstanding. All of the outstanding shares of Class B Common Stock are currently held by Clear Channel Communications, Inc. ("Clear Channel") and its affiliates. Holders of Class B Common Stock do not have voting rights except as provided in the Company's Second Amended and Restated Certificate of Incorporation. As long as Clear Channel and its affiliates own at least 20% of the then outstanding Common Stock, neither the Company nor any of its subsidiaries may, without the affirmative vote or consent of the holders of a majority of the Class B Common Stock voting as a single class, (i) effect the sale, lease or other transfer of all or substantially all of the Company's assets, or any merger or consolidation involving the Company where the stockholders of the Company immediately prior to such transaction would not own at least 50% of the capital stock of the surviving entity, or any reclassification, recapitalization, dissolution, liquidation or winding up of the Company; (ii) authorize, issue or obligate itself to issue any shares of Preferred Stock; (iii) make or permit any amendment to the Company's certificate of incorporation that adversely affects the rights of the holders of the Class B Common Stock; (iv) declare or pay any non-cash dividends on or make any other non-cash distribution on the Company's Common Stock; or (v) make or permit any amendment or modification to the Company's certificate of incorporation concerning the Company's capital stock. Shares of Class B Common Stock will be entitled to one vote per share on all such matters submitted for a vote or consent to the holders thereof. In addition, shares of Class B Common Stock are convertible into shares of Class A Common Stock at the holder's option, subject to the receipt of applicable regulatory approvals, including compliance with the FCC's "cross-interest" policy. The voting rights and conversion privileges of the Class B Common Stock as described herein may have the effect of impeding the acquisition of control of the Company by means of a tender offer, proxy fight, open market purchases or otherwise. See "Security Ownership of Certain Beneficial Owners and Management" and "Certain Transactions."

     The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Class A Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally noticed.

     With respect to election of directors, the five candidates receiving the highest number of votes from holders of Class A Common Stock will be elected. The approval of the amendment to the Company's Second Amended and Restated Certificate of Incorporation requires the affirmative vote of stockholders holding a majority of the outstanding shares of Class B Common Stock, voting as a single class, and the affirmative vote of stockholders holding a majority of the outstanding shares of Class A Common Stock, voting as a single class. The appointment of KPMG Peat Marwick LLP requires the affirmative vote of stockholders holding a majority of the shares of Class A Common Stock represented and voting at the Annual Meeting.

                           SECURITY OWNERSHIP OF CERTAIN
                          BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding ownership of the Class A Common Stock and Class B Common Stock as of the Record Date by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock, (ii) each director of the Company, (iii) the current and former Chief Executive Officers and each other executive officer of the Company named in the Summary Compensation Table, and
(iv) all executive officers and directors of the Company as a group.


                                                              AMOUNT AND NATURE OF
                                                             BENEFICIAL OWNERSHIP OF
        NAME                                                  CLASS A COMMON STOCK      PERCENT OF CLASS
        ----                                                 ------------------------   ----------------
McHenry T. Tichenor, Jr.(1)                                        7,422,644(2)              21.1%
McHenry T. Tichenor                                                7,422,644(3)              21.1
Robert W. Hughes                                                       5,000(4)                 *
James M. Raines                                                        5,500(4)                 *
Ernesto Cruz                                                           7,000(4)                 *
Ricardo A. del Castillo(5)                                           125,236                    *
Jeffrey T. Hinson(6)                                                 166,910                    *
David D. Lykes(7)                                                    305,000                    *
L. Lowry Mays(8)                                                           -                    -
Ronald Baron(9)                                                    4,023,200                 11.4
Warren W. Tichenor                                                 7,422,644(10)             21.1
All Directors and Executive Officers as a Group (8 persons)        8,037,290                 22.8

----------------------
 *   Indicates less than 1.0%.
(1) On February 14, 1997, McHenry T. Tichenor, Jr. was appointed Chief Executive Officer of the Company in connection with the closing of the merger of Tichenor Media System, Inc. ("Tichenor") with a wholly-owned subsidiary of the Company pursuant to which Tichenor became a wholly-owned subsidiary of the Company (the "Tichenor Merger").
(2) Includes 1,752,334 shares held by McHenry T. Tichenor, Jr. and 5,670,310 shares held by McHenry T. Tichenor Jr.'s family, with respect to which McHenry T. Tichenor, Jr. shares voting control pursuant to a voting agreement among certain members of the Tichenor family (the "Tichenor Voting Agreement").
(3) Includes 208,768 shares held by McHenry T. Tichenor and 7,213,876 shares held by McHenry T. Tichenor's family, with respect to which McHenry T. Tichenor shares voting control pursuant to the Tichenor Voting Agreement.
(4) Includes 5,000 vested but unexercised stock options for shares of Class A Common Stock.
(5) On February 14, 1997, Ricardo A. del Castillo was appointed Senior Vice President of the Company in connection with the closing of the Tichenor Merger.
(6)  On February 14, 1997, Jeffrey T. Hinson was appointed Senior Vice
     President and Chief Financial Officer of the Company in connection with the closing of the Tichenor Merger.
(7)  On February 14, 1997, David D. Lykes was appointed Executive Vice
     President and Chief Operating Officer of the Company in connection with the closing of the Tichenor Merger.
(8) L. Lowry Mays was the Chief Executive Officer of the Company from August 5, 1996 through February 14, 1997, the date of the Tichenor Merger.
(9) Ronald Baron reported beneficial ownership of an aggregate of 4,023,200 shares of Class A Common Stock through Baron Capital Group, Inc. which is controlled by Ronald Baron. Ronald Baron disclaims beneficial ownership since all shares are held on behalf of advisory clients. Ronald Baron's mailing address is 767 Park Avenue, 24th floor, New York, New York 10153.
(10) Includes 2,231,778 shares held by Warren W. Tichenor and 5,190,866 shares held by Warren W. Tichenor's family, with respect to which Warren W. Tichenor shares voting control pursuant to the Tichenor Voting Agreement. Warren W. Tichenor's mailing address is 37 Eton Green Circle,
     San Antonio, Texas 78257.

     As of the Record Date, Clear Channel and its affiliates owned no shares of Class A Common Stock. However, Clear Channel and its affiliates owned all of the outstanding shares of the Company's Class B Common Stock (14,156,470 shares), which accounted for approximately a 28.7% interest in the Common Stock of the Company.

                        CHANGE IN CONTROL OF COMPANY

     On August 5, 1996, Clear Channel Radio, Inc., a wholly owned subsidiary of Clear Channel, completed a stock purchase and tender offer of the Company's Common Stock (the "Tender Offer"). The consummation of the Tender Offer increased Clear Channel's investment in the Company from a 21% interest to a 63% interest.

     As a result of the Tichenor Merger, Clear Channel and its affiliates converted all of their Class A Common Stock and Tichenor common stock into 14,156,470 shares of Class B Common Stock, then representing approximately 32% of the total outstanding shares of Common Stock. This conversion was made in accordance with the "cross-interest" policy of the Federal Communications Commission ("FCC"), which permits a party that has an attributable interest in one or more radio stations in a market to have a non-voting equity position of up to 33.3% of the total outstanding common stock of another party that holds an attributable interest in another radio station in the same market. Pursuant to the Tichenor Merger, the former Tichenor shareholders and warrant holders received an aggregate of 11,379,756 shares of Common Stock. See "Certain Transactions."

                                 PROPOSAL ONE
                            ELECTION OF DIRECTORS

     Five directors, constituting the entire Board of Directors, are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Stockholders or until their respective successors have been elected and shall qualify. The Board of Directors has designated McHenry T. Tichenor, Jr., McHenry T. Tichenor, Robert W. Hughes, James M. Raines and Ernesto Cruz as nominees, each of whom currently serves as a member of the Board of Directors. It is the intention of the persons named in the enclosed proxy to vote the shares covered by each proxy for the election of all the nominees named above. Although the Board of Directors does not anticipate that any nominees will be unavailable for election, in the event of such occurrence the proxies will be voted for such substitute, if any, as the Board of Directors may designate. There is no cumulative voting for the Board of Directors.

     THE BOARD OF DIRECTORS RECOMMENDS THAT EACH HOLDER OF CLASS A COMMON STOCK VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE.

           DIRECTORS, NOMINEES FOR DIRECTOR AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the current directors (representing all nominees for director) and executive officers of the Company:

       NAME                            POSITION WITH COMPANY                 AGE
       ----                            ---------------------                 ---
McHenry T. Tichenor, Jr.    Chairman of the Board, President and Chief        42
                            Executive Officer

David D. Lykes              Executive Vice President, Chief Operating         63
                            Officer and Secretary

Jeffrey T. Hinson           Senior Vice President, Chief Financial            43
                            Officer and Treasurer

Ricardo A. del Castillo     Senior Vice President                             51

McHenry T. Tichenor         Director                                          65

Robert W. Hughes            Director                                          62

James M. Raines             Director                                          57

Ernesto Cruz                Director                                          43

     McHenry T. Tichenor, Jr. has been the Chairman of the Board, President, Chief Executive Officer, and a director of the Company since February 14, 1997. From 1981 until February 14, 1997, Mr. Tichenor was the President, Chief Executive Officer, and a director of Tichenor.

     David D. Lykes has served as the Executive Vice President and Chief Operating Officer of the Company since February 14, 1997. Mr. Lykes previously served as the Senior Vice President of Operations and a director of Tichenor. Mr. Lykes began his career at Tichenor in 1958.

     Jeffrey T. Hinson has served as the Senior Vice President and Chief Financial Officer of the Company since February 14, 1997. From October 1995 until February 14, 1997, Mr. Hinson served as the Chief Financial Officer, Treasurer, and a director of Tichenor. From October 1991 to October 1995, Mr. Hinson was president of Alliance Investors Holding, Ltd., a privately held merchant bank located in Houston, Texas.

     Ricardo A. del Castillo has served as Senior Vice President of the Company since February 14, 1997. From 1988 until February 14, 1997, Mr. A. del Castillo served as the Vice President of Operations of Tichenor. Mr. A. del Castillo also served as a director of Tichenor from February 1989 to February 14, 1997.

     McHenry T. Tichenor has been a director and an employee of the Company since February 14, 1997. From 1981 until February 14, 1997, Mr. Tichenor served as the Vice Chairman and a director of Tichenor. McHenry T. Tichenor is the father of McHenry T. Tichenor, Jr.

     Mr. Hughes became a director of the Company on February 14, 1997. Mr. Hughes is Chairman of Prime Management Group in Austin, Texas. In that capacity, he also serves as Chairman of Prime Cable, Prime Video, Prime Venture I, and Prime New Ventures Management, and has served in such position for more than five years. Mr. Hughes serves on the Board of Directors of Atlantic Cellular, Providence, Rhode Island, and Hawaiian Wireless, Honolulu, Hawaii. For the past 28 years, he has primarily been involved in the cable television industry.

     Mr. Raines became a director of the Company on August 5, 1996. Mr. Raines is the President of James M. Raines & Company, and has served in such position for more than five years.

     Mr. Cruz became a director of the Company on August 5, 1996. Mr. Cruz is a Managing Director of Credit Suisse First Boston Corporation, and has served in this position for more than five years.

                INFORMATION CONCERNING THE BOARD OF DIRECTORS
                        AND CERTAIN COMMITTEES THEREOF

     The Board of Directors has an Audit Committee and a Compensation Committee, but it does not have a Nominating Committee. The functions of the Audit Committee include (i) selecting independent auditors for the Company,
(ii) reviewing and arranging the scope of audits of the Company's financial statements and reviewing with the independent auditors and management of the Company the results thereof, including evaluation of the internal accounting controls, and (iii) reviewing and approving the Company's accounting principles and methods of their application. The members of the Audit Committee are Messrs. Hughes (Chairman), Cruz and Raines. The Audit Committee held five meetings during the last fiscal year.

     The members of the Compensation Committee are Messrs. Cruz (Chairman), Hughes and Raines. The functions of the Compensation Committee are to (i) approve policies, plans and performance criteria concerning the salaries, bonuses and other compensation of the executive officers of the Company, (ii) review and approve the salaries, bonuses and other compensation of the executive officers of the Company, (iii) establish and review policies regarding executive officer perquisites, (iv) engage experts on compensation matters, if and when the members of the Compensation Committee deem it proper or advisable to do so, and (v) perform such other duties as shall from time to time be delegated by the Board. The Compensation Committee held five meetings during the last fiscal year.

     The Board of Directors held a total of six meetings during the last fiscal year. Each incumbent director who was a director of the Company during the fiscal year ended December 31, 1997, attended more than 75% of the aggregate number of meetings of the Board and the committees of which they were members that were held during the period such director was a member of the Board of Directors.

                   EXECUTIVE COMPENSATION AND OTHER MATTERS

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation of each individual who served as Chief Executive Officer during the fiscal year ended December 31, 1997, and each of the other three most highly compensated executive officers whose total cash compensation exceeded $100,000 for services rendered in all capacities for the year ended December 31, 1997 (the "Named Executive Officers").

                                            Annual Compensation                   Long-Term Compensation
                                     -------------------------------------------------------------------------
                                                                                   Awards            Payouts
                                                              Other      -------------------------------------
                                                              Annual     Restricted                              All Other
                                                              Compen-      Stock                      LTIP        Compen-
Name And Principal Position    Year    Salary ($)  Bonus ($)   sation ($)  Awards ($)   Options (#)   Payout ($)   sation ($)
---------------------------    ----    ----------  ---------   ----------  ----------   -----------   ----------   ----------
McHenry T. Tichenor, Jr.(1)    1997(2) $227,500    $240,243     $  -        $   -         40,000       $   -      $ 1,850(3)
Chairman, President and CEO

L. Lowry Mays(4)               1997(2)     -           -           -            -              -           -            -
Former Chairman, President     1996(5)     -           -           -            -              -           -            -
and CEO                        1996(6)     -           -           -            -              -           -            -

David D. Lykes(1)              1997(2)  201,250     161,199        -            -         35,000           -       15,025(7)
Executive Vice President
and COO

Jeffrey T. Hinson(1)           1997(2)  157,500     151,042        -            -         35,000           -        1,850(3)
Senior Vice President
and CFO

Ricardo A. del Castillo(1)     1997(2)  105,000      86,696        -            -         20,000           -        1,850(3)
Senior Vice President

John T. Kendrick(8)            1997(2)  226,843      29,897        -            -              -           -        1,213(3)
Former Senior Vice President,  1996(5)   43,846      11,250        -            -              -           -        1,008(3)
Chief Financial Officer and    1996(6)  183,194      42,500        -            -         30,000           -        2,280(3)
Assistant Secretary            1995(9)  160,615      14,754        -            -              -           -        1,552(3)

(1) Represents partial year compensation. Became an executive officer of the Company on February 14, 1997 upon consummation of the Tichenor Merger.
(2) Represents the year ended December 31, 1997, except as noted in (1) above.
(3) Represents Company contributions to the 401(k) plan account of the respective employee.
(4) Mr. Mays served as Chief Executive Officer of the Company from August 5, 1996 to February 14, 1997. Upon consummation of the Tichenor Merger, Mr. Mays ceased to serve as an executive officer of the Company.
(5) Represents the transition period which is the quarter ended December 31, 1996.
(6) Represents the year ended September 30, 1996.
(7) Represents $13,175 of insurance premiums paid by the Company on a split-dollar life insurance policy where Mr. Lykes names the beneficiary. The amount includes the term life portion of the premiums paid by the Company. The remaining $1,850 represents Company contributions to his 401(k) plan account.
(8) On August 1, 1995, Mr. Kendrick entered into an employment agreement with the Company (see "--Employment Agreements"). Prior to February 14, 1997, Mr. Kendrick served as Senior Vice President, Chief Financial Officer and Assistant Secretary of the Company. Although Mr. Kendrick's employment agreement is still in effect upon consummation of the Tichenor Merger, Mr. Kendrick ceased to serve as an executive officer of the Company.
(9) Represents the year ended September 30, 1995.

OPTIONS

     The following table sets forth certain information concerning options granted to the Named Executive Officers during the year ended December 31, 1997.

                                                                                    Potential Realizable Value At Assumed
                                                                                          Annual Rates of Stock Price
                                                 Individual Grants                        Appreciation for Option Term
                           ----------------------------------------------------------------------------------------------
                                            Percent of
                                              Total
                              Number of      Options
                             Securities     Granted to
                             Underlying     Employees    Exercise or
                           Options Granted  in Fiscal    Base Price
        Name                     (#)           Year       ($/share)      Expiration Date       5% ($)          10% ($)
-------------------------  ---------------  -----------  ------------  -------------------  -------------  -------------
McHenry T. Tichenor, Jr.        40,000          5%          $23.50           6/6/2007         $591,161       $1,498,118
L. Lowry Mays                        -           -               -                  -                -                -
David D. Lykes                  35,000           5           23.50           6/6/2007          517,266        1,310,853
Jeffrey T. Hinson               35,000           5           23.50           6/6/2007          517,266        1,310,853
Ricardo A. del Castillo         20,000           3           23.50           6/6/2007          295,580          749,059
John T. Kendrick                     -           -               -                  -                -                -

     The following table sets forth certain information regarding stock options exercised by the Named Executive Officers during the year ended December 31, 1997, including the aggregate value of gains on the date of exercise. In addition, the table sets forth the number of shares covered by both exercisable and nonexercisable stock options as of December 31, 1997. Also reported are the values of "in the money" options which represent the positive spread between the exercise price of any existing stock options and the Common Stock price as of December 31, 1997.

                                                                 Number of Securities          Value of Unexercised
                                                                Underlying Unexercised         In-the-Money Options
                                                            Options at Fiscal Year End (#)    at Fiscal Year End ($)
                            Shares Acquired     Value       ------------------------------  --------------------------
        Name                on Exercise (#)   Realized ($)  Exercisable      Unexercisable  Exercisable  Unexercisable
        ----                ---------------   ------------  -----------      -------------  -----------  -------------
McHenry T. Tichenor, Jr.               -              -            -            40,000             -       $930,000

L. Lowry Mays                          -              -            -                 -             -              -

David D. Lykes                         -              -            -            35,000             -        813,750

Jeffrey T. Hinson                      -              -            -            35,000             -        813,750

Ricardo A. del Castillo                -              -            -            20,000             -        465,000

John T. Kendrick                       -              -            -                 -             -              -

EMPLOYMENT AGREEMENTS

     On February 14, 1997, upon the closing of the Tichenor Merger, the Company entered into an Employment Agreement with McHenry Tichenor, Jr. to serve as President and Chief Executive Officer of the Company. Mr. Tichenor's Employment Agreement provides for a five year term at an annual salary of $260,000 plus incentive compensation as determined by the Compensation Committee of the Board of Directors. Upon termination by the Company without cause or by Mr. Tichenor for good reason, the Company is obligated to pay Mr. Tichenor a lump sum amount equal to the estimated payments of salary and bonus remaining through the end of the term of the agreement. Furthermore, Mr. Tichenor's Employment Agreement provides that Mr. Tichenor agrees not to compete with the Company for a period of one year following the date his Employment Agreement is terminated.

     On August 1, 1995, the Company and Mr. John Kendrick entered into a three-year Employment Agreement. This employment agreement provides that upon the occurrence of a change in control of the Company, the term of the agreement is automatically extended for three years from the date of the change of control. The Tender Offer was deemed a change in control, and therefore, the term of this employment agreement was automatically extended to August 4, 1999. In connection with the completion of the Tichenor Merger, Mr. Kendrick ceased to serve as the Chief Financial Officer of the Company. The employment agreement provides that Mr. Kendrick is entitled to receive his annual salary and minimum bonus (which total $235,000 on an annual basis) until August 4, 1999 (the Company may at any time pay in a lump sum an amount equal to the present value of the total amount owed to Mr. Kendrick) and payment of monthly premiums to permit Mr. Kendrick and his family to participate in the Company's health insurance for the shorter of the period ending August 4, 1999 or the maximum COBRA continuation coverage period mandated by law.

DIRECTOR COMPENSATION

     Each member of the Board of Directors other than McHenry T. Tichenor, Jr. receives an annual fee of $20,000, payable in quarterly installments which the directors may elect to receive in cash or shares of the Company's Class A Common Stock. Each non-employee director receives a one-time grant of 2,500 options for the Company's Class A Common Stock when they attend their first meeting of the Board of Directors. These options are fully exercisable commencing six months from the date of grant and expire ten years after the date of grant. The Company also reimburses directors for expenses related to attending board or committee meetings. The Company's directors do not receive any additional compensation for attendance at board or committee meetings.

                             CERTAIN TRANSACTIONS

     The following transactions were entered into between the Company and certain current directors, nominees for election as directors, officers and beneficial owners of five percent or more of the Company's Common Stock.

     On February 3, 1997, Tichenor, now a wholly-owned subsidiary of the Company, granted Heart Unlimited Company ("Heart") an option to purchase radio station KXTN-AM in San Antonio, Texas for a purchase price of $1.0 million. McHenry T. Tichenor, a director of the Company and the father of McHenry T. Tichenor, Jr., is the controlling shareholder of Heart. The term of the option is from February 3, 1997, until November 3, 1998. In addition, Tichenor entered into a 24-month Local Marketing Agreement with Heart. Under the terms of the Local Marketing Agreement, Heart pays the Company $4,000 a month during the first 12 months of the agreement and $5,000 a month during the last 12 months of the agreement. Heart also reimburses the Company for the cost of operating and maintaining the station's transmitter.

     In connection with the closing of the Tichenor Merger on February 14, 1997, McHenry T. Tichenor, Jr., McHenry T. Tichenor, certain other members of the Tichenor family, David D. Lykes, Jeffrey T. Hinson, Ricardo A. del Castillo, and certain other former Tichenor stockholders (the "Major Tichenor Stockholders") entered into a Registration Rights Agreement (the "Tichenor Registration Rights Agreement") pursuant to which the Company granted to the Major Tichenor Stockholders the following demand registration rights: (i) at any time during the three year period following the date on which Clear
Channel beneficially owns a greater number of shares of Class A Common Stock than the number of shares owned by the Major Tichenor Stockholders (the "Conversion Date"), up to two demand registrations, and (ii) prior to the Conversion Date, during any period (a) in which less than 2.0 million shares of Class A Common Stock are held by public stockholders, one demand registration or (b) after February 14, 1998, until the earlier of (1) such time as the Company consummates a qualified public offering (as defined in the Tichenor Registration Rights Agreement) or (2) the exercise of the demand registration right under clause (a), one demand registration. Any demand registration must be made by the holders of at least 25% of the registrable securities held by the Major Tichenor Stockholders and the size of proposed registered offering must be at least $20.0 million. The Tichenor Registration Rights Agreement also provides the Major Tichenor Stockholders with certain piggyback registration rights.

     In connection with the closing of the Tichenor Merger on February 14, 1997, the Company entered into a Registration Rights Agreement with Clear Channel (the "Clear Channel Registration Rights Agreement"). Under the Clear Channel Registration Rights Agreement, the Company has granted Clear Channel certain rights to demand registration of shares of the Company's Class A Common Stock in the event of a distribution of such shares to Clear Channel's stockholders. The agreement also provides Clear Channel with certain "piggy-back" registration rights.

     In connection with the closing of the Tichenor Merger on February 14, 1997, Clear Channel and the Major Tichenor Stockholders entered into a Stockholders Agreement with the Company whereby such stockholders agreed to certain restrictions on the transfer of their shares of Class A Common Stock and granted certain rights of first refusal and "tag along" rights with respect to certain sales of such shares.

     Ernesto Cruz, a director of the Company, is a Managing Director of Credit Suisse First Boston Corporation, which performed investment banking services for the Company during the last fiscal year.

           SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

       Section 16 of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file various reports with the Securities and Exchange Commission concerning their holdings of, and transactions in, securities of the Company. Copies of these filings must be furnished to the Company.

     Based on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that, during the year ended December 31, 1997, all of its directors and executive officers were in compliance with the applicable filing requirements.

        BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     In February 1997, the Company completed the Tichenor Merger. Pursuant to the agreements governing that transaction, five designees of Tichenor were appointed to the Board of Directors of the Company. Three of those directors, Ernesto Cruz, Robert Hughes, and James Raines, were elected to the Compensation Committee.

     The Compensation Committee reviews the performance of the executive officers of the Company, reviews and approves the compensation of the executive officers of the Company, and reviews the compensation programs for other key employees, including salary and cash bonus levels. Robert Hughes and James M. Raines are also members of the committee (the "Option Committee") that awards options under the Company's Long-Term Incentive Plan (the "Incentive Plan").

COMPENSATION POLICIES AND PHILOSOPHY

     The financial success of the Company is linked to the ability of its executive officers and managers to direct the Company's current operations, and to assess the advantages of potential acquisitions, and realign the operations of the acquired entities with the operating policies of the Company. A major objective of the Company's compensation strategy is to attract and retain top-quality executive officers and managers. Another objective of the Company's compensation strategy is to reward executive officers and managers based on the financial performance of operations under their control. Financial incentives are used to motivate those responsible to achieve the Company's financial goals and to align the interests of the Company's managers with the interests of the Company's stockholders.

     In order to achieve the foregoing objectives, the Company uses a combination of base salary, cash bonuses, and stock options.

     In establishing the compensation levels for the Company's executive officers, the Compensation Committee considers a number of factors, including the level and types of compensation paid to executive officers in similar positions by comparable companies. In addition, the Compensation Committee evaluates the Company's performance by looking at factors such as performance relative to competitors, performance relative to business conditions and the success of the Company in meeting its financial objectives.

COMPONENTS OF COMPENSATION

     Executive officer base salaries are established in relation to salaries for individuals in comparable positions paid by other companies in the radio broadcast industry.

     Executive officer cash bonuses are used to provide executive officers with financial incentives to meet annual performance targets. The performance targets are based on the Company's budgeted goals pursuant to a detailed annual operating plan. Bonus recommendations for executive officers other than the Chief Executive Officer ("CEO") are proposed by the CEO, reviewed and, when appropriate, revised and approved by the Compensation Committee. The Compensation Committee also establishes the bonus level for the CEO.

     The Compensation Committee believes that equity ownership by the executive officers, managers, and other employees of the Company provides incentive to build stockholder value and aligns the interests of these employees with the interests of stockholders. Upon hiring executive officers, managers, and certain other key employees, the Option Committee, a subset of the Compensation Committee, typically approves stock option grants under the Incentive Plan, subject to applicable vesting periods. Thereafter, the Option Committee considers awarding additional grants, usually on an annual basis, under the Incentive Plan. The Option Committee believes these additional annual grants will provide incentives for executive officers, managers, and key employees to remain with the Company. Options are granted at the current market price of the Company's Class A Common Stock and, consequently, have value only if the price of the Company's Class A Common Stock increases over the exercise price. The size of the initial and periodic grants to employees other than the CEO and the executive officers are proposed by the CEO, reviewed and, when appropriate, revised and approved by the Option Committee. The Option Committee establishes the size of the initial and periodic grants to the CEO and the executive officers.

     At the 1997 Annual Meeting, the stockholders approved the Incentive Plan, which meets the requirements of Section 162(m) of the Internal Revenue Code. The Company's present intention is that awards under the Incentive Plan comply with Section 162(m).

                          COMPENSATION OF THE CEO

     On February 14, 1997, the Company entered into an Employment Agreement with McHenry T. Tichenor, Jr., Chairman of the Board, President, and Chief Executive Officer of the Company, which provides an annual base salary of $260,000, with monthly and annual bonuses based on the performance of the Company. See "Employment Agreements." The Compensation Committee reviews the performance of the CEO of the Company, as well as other executive officers of the Company annually.

                                        Respectfully submitted,


                                        Compensation Committee

                                        Ernesto Cruz
                                        Robert W. Hughes
                                        James M. Raines

                 STOCKHOLDER RETURN PERFORMANCE PRESENTATION

     The graph below compares the cumulative total stockholder return on the Company's Class A Common Stock with the cumulative total return on the Standard & Poor's 500 Index, the Standard & Poors Broadcasting Index for TV, Radio and Cable and a Radio Station Component Peer Group Index consisting of Emmis Broadcasting Corporation, Chancellor Media Corporation, Jacor Communications, Inc., Clear Channel Communications, Inc., and SFX Broadcasting, Inc. for the period commencing on July 27, 1994 (the date trading of the Company's Class A Common Stock commenced on the Nasdaq National Market) and ending on December 31, 1997. In previous years, the Radio Station Component Peer Group Index consisted of (1) Emmis Broadcasting Corporation, (2) Evergreen Media Corporation, (3) Infinity Broadcasting Company, (4) Jacor Communications, Inc., (5) EZ Communications, Inc., (6) Clear Channel Communications, Inc. and (7) SFX Broadcasting, Inc. However, during 1997, Evergreen Media Corporation, Infinity Broadcasting Company and EZ Communications, Inc. were subject to a merger or acquisition. As a result of these acquisitions, the industry representative peer companies used in the past no longer provide a meaningful comparison against the cumulative total stockholder return on the Company's Class A Common Stock. Therefore, in the future, the Company will compare the total cumulative stockholder return on the Company's Class A Common Stock to the Standard & Poors Broadcasting Index for TV, Radio and Cable. However, as required, the following graph also shows the cumulative total return of the five remaining industry representative peer group companies used in previous years (Emmis Broadcasting Corporation, Chancellor Media Corporation, Jacor Communications, Inc., Clear Channel Communications, Inc., and SFX Broadcasting, Inc). The data set forth below assumes the value of an investment in the Company's Class A Common Stock and each Index was $100 on July 27, 1994.

         COMPARISON OF 41 MONTH CUMULATIVE TOTAL RETURN*
AMONG HEFTEL BROADCASTING CORPORATION, THE S & P 500 INDEX THE S & P
     BROADCASTING (TV, RADIO & CABLE) INDEX AND A PEER GROUP


                          [GRAPH]

                                        7/27/94     9/94     9/95    9/96      12/96    12/97
HEFTEL BROADCASTING CORP                 100.00    135.90   197.44  447.44    323.08    958.97

PEER GROUP                               100.00    107.93   158.95  330.37    262.51    518.69

S & P 500                                100.00    102.83   133.42  160.55    173.93    231.97

S & P BROADCASTING (TV, RADIO & CABLE)   100.00    106.24   132.70  109.25    113.40    186.57

                                                       S & P BROADCASTING
HEFTEL BROADCASTING CORPORATION PEER GROUP S & P 500  (TV, RADIO & CABLE)
       --*--                    --*--      --*--           --*--

* $100 INVESTED ON 7/27/94 IN STOCK, PEER GROUP AND S & P 500 OR ON 6/30/94 IN S & P BROADCASTING-INCLUDING REINVESTMENT OF DIVIDENDS

     In calculating cumulative total stockholder return, reinvestment of dividends, if any, was assumed, and the returns of each member of the Radio Station Component Peer Group Index are weighted for market capitalization.

                                 PROPOSAL TWO
                  AMENDMENT TO THE COMPANY'S SECOND AMENDED
                  AND RESTATED CERTIFICATE OF INCORPORATION

     The current authorized capital stock of the Company consists of 5,000,000 shares of preferred stock, $0.001 par value (the "Preferred Stock"), 50,000,000 shares of Class A Common Stock, and 50,000,000 shares of Class B Common Stock, of which no shares of Preferred Stock, 35,160,497 shares of Class A Common Stock, and 14,156,470 of Class B Common Stock were issued and outstanding at April 17, 1998. On March 12, 1998, the Board adopted a proposed amendment to Section 4.1 of the Company's Second Amended and Restated Certificate of Incorporation increasing the authorized number of shares of Class A Common Stock from 50,000,000 shares to 100,000,000 shares for submission to the stockholders at the Annual Meeting.

     Holders of Class A Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders of the Company. Holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by the Board from funds legally available therefore, subject to the payment of any outstanding preferential dividends declared with respect to any Preferred Stock that from time to time may be outstanding. Upon liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in any assets available for distribution to stockholders after payment of all obligations of the Company, subject to the rights to receive preferential distributions of the holders of any Preferred Stock then outstanding.

     Holders of Class B Common Stock will, in certain circumstances, have certain voting rights, with each share of Class B Common Stock being entitled to one vote. Specifically, so long as Clear Channel and its affiliates own at least 20% of the then outstanding Common Stock, neither the Company nor any of its subsidiaries may, without the affirmative vote or consent of the holders of a majority of the Class B Common Stock voting as a single class,
(i) effect the sale, lease or other transfer of all or substantially all of the Company's assets, or any merger or consolidation involving the Company where the stockholders of the Company immediately prior to such transaction would not own at least 50% of the capital stock of the surviving entity, or any reclassification, recapitalization, dissolution, liquidation or winding up of the Company; (ii) authorize, issue or obligate itself to issue any shares of Preferred Stock; (iii) make or permit any amendment to the Company's certificate of incorporation that adversely affects the rights of the holders of the Class B Common Stock; (iv) declare or pay any non-cash dividends on or make any other non-cash distribution on the Company's Common Stock; or (v) make or permit any amendment or modification to the Company's certificate of incorporation concerning the Company's capital stock. In addition, shares of Class B Common Stock are convertible into shares of Class A Common Stock at the holder's option, subject to the receipt of applicable regulatory approvals, including compliance with the FCC's "cross-interest" policy. The voting rights and conversion privileges of the Class B Common Stock as described herein may have the effect of impeding the acquisition of control of the Company by means of a tender offer, proxy fight, open market purchases or otherwise.

     If the proposed amendment is approved, all or any part of the authorized but unissued shares of Class A Common Stock may thereafter be issued without further approval from the stockholders, except as may be required by law or the policies of any stock exchange on which the shares of stock of the Company may be listed, for such purposes and on such terms as the Board may determine. Holders of the capital stock of the Company do not have any preemptive rights to subscribe for the purchase of any shares of Class A Common Stock, which means that current stockholders do not have a prior right to purchase any new issue of Class A Common Stock in order to maintain their proportionate ownership.

     Upon obtaining the consent of the holders of Class B Common Stock, the Board of Directors has the authority to issue up to 5,000,000 shares of preferred stock, par value $0.001 per share (the "Preferred Stock"), in one or more series, and to fix the rights, preferences, privileges, and qualifications thereof without any further vote or action by the stockholders. There are currently no shares of Preferred Stock issued or outstanding. The issuance of Preferred Stock could have the effect of delaying, deferring or preventing a change in control of the Company. In addition, the voting rights and conversion privileges of the Class B Common Stock as described herein could have the effect of delaying, deferring or preventing a change in control of the Company. See "Security Ownership of Certain Beneficial Owners and Management" for a description of the Voting Agreement between certain members of the Tichenor Family.

     The proposed amendment will not affect the rights of existing holders of Common Stock except to the extent that future issuances of Class A Common Stock will reduce each existing Class A Common Stockholder's proportionate ownership.

     If the proposed amendment is adopted, Section 4.1 of the Company's Second Amended and Restated Certificate of Incorporation would be amended to read as follows:

     "AUTHORIZED SHARES. The total number of shares of capital stock which the Corporation shall have authority to issue is 155,000,000 shares, consisting of three classes of capital stock:

     (a) 100,000,000 shares of Class A Common Stock, par value $.001 per share (the "Class A Shares");

     (b) 50,000,000 shares of Class B Common Stock, par value $.001 per share (the Class B Shares" and, together with the Class A Shares, the "Common Shares"); and

     (c) 5,000,000 shares of Preferred Stock, par value $.001 per share (the "Preferred Stock")."

     The proposed amendment to Section 4.1 will not change any other aspect of the Company's Second Amended and Restated Certificate of Incorporation.

     The Board has determined that it would be appropriate for the Company to increase the number of its authorized shares of Class A Common Stock in order to have additional shares available for possible future acquisition or financing transactions, stock splits, stock dividends and other issuances, or to satisfy requirements for additional reservations of shares by reason of future transactions which might require increased reservations. The issuance of additional shares of Class A Common Stock could decrease the amount earnings and assets available for distribution to the Company's existing stockholders, and may have the effect of delaying, deferring or preventing a
change in control of the Company.   The Company currently has no plans to
issue additional shares of Class A Common Stock.

     The affirmative vote of holders of at least a majority of the outstanding shares of Class A Common Stock entitled to vote at the Annual Meeting is required in order to adopt the proposed amendment. In addition, pursuant to the Company's Second Amended and Restated Certificate of Incorporation, the approval of the holders of a majority of the outstanding shares of Class B Common Stock is also required in order to adopt the proposed amendment. Unless indicated to the contrary, the enclosed proxy will be voted for the proposed amendment. Votes "withheld" or abstaining from voting will have the same effect as a negative vote or a vote "against" the proposed amendment.

     THE BOARD RECOMMENDS THAT THE HOLDERS OF BOTH THE SHARES OF CLASS A COMMON STOCK AND CLASS B COMMON STOCK VOTE "FOR" THE PROPOSED AMENDMENT.

                                PROPOSAL THREE
              RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     On February 19, 1997, Ernst & Young LLP, the Company's prior independent accountants, were notified that KPMG Peat Marwick LLP had been approved by the Board of Directors of the Company and its Audit Committee as the Company's new independent accountants. Ernst & Young LLP had served as the independent accountants for the Company and its subsidiaries for the fiscal years ended September 30, 1995, and 1996. The independent auditors' reports of Ernst & Young LLP on the consolidated financial statements of the Company and its subsidiaries as of September 30, 1995, and 1996, and for each of the two years in the period ended September 30, 1996, each expressed an unqualified opinion, and were not modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended September 30, 1995, and 1996, and through February 18, 1997, there were no "reportable events" (as such term is defined in Regulation S-K, Item 304(a)(1)(v)) or disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that were not resolved to the satisfaction of Ernst & Young LLP.

     The Company's financial statements for the year ended December 31, 1997, have been audited by KPMG Peat Marwick LLP, independent certified public accountants. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting to respond to appropriate questions, and will have an opportunity to make a statement if they so desire.

     The Board has appointed KPMG Peat Marwick LLP as independent auditors to audit the financial statements of the Company for the year ending December 31, 1998. Unless otherwise directed, the persons named in the accompanying proxy will vote in favor of the ratification of the appointment of KPMG Peat Marwick LLP.

     THE BOARD RECOMMENDS THAT THE HOLDERS OF CLASS A COMMON STOCK VOTE "FOR" THE RATIFICATION OF KPMG PEAT MARWICK LLP AS AUDITORS FOR THE YEAR ENDING DECEMBER 31, 1998.

                STOCKHOLDER PROPOSALS FOR NEXT ANNUAL MEETING

     The Bylaws of the Company provide a procedure for stockholder proposals and stockholder nominations for election of directors. That procedure provides that any stockholder intending to present a proposal or nomination for election of one or more directors at the Annual Meeting must deliver a written notice to the Company's Corporate Secretary at the Company's principal executive offices not less than 60 days nor more than 120 days before the date of such Annual Meeting; provided, however, that in the event that the first public disclosure (whether by mailing of a notice to stockholders or to an exchange on which the Common Stock of the Company is listed or to the Nasdaq National Market, by press release or otherwise) of the date of the Annual Meeting is made less than 65 days prior to the date of the meeting, notice by the stockholder will be timely received not later than the close of business on the tenth day following the day on which such public disclosure was first made.

     Any such notice from a stockholder to the Company's Corporate Secretary must contain (i) the name and address of that stockholder as they appear on the Company's books (and, if the nomination or proposal in question is made on behalf of a beneficial owner of Common Stock, the name and address of that beneficial owner), (ii) the number of shares of each class of the Company's stock beneficially owned by that stockholder and (iii) such other information relating to the stockholder or the nomination required to be disclosed under the rules of the Securities and Exchange Commission. If the stockholder's notice to the Company's Corporate Secretary proposes to nominate one or more individuals for election or re-election as a director, that notice must also include for each such individual all information relating to that person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including that individual's written consent to being named in the proxy statement as a nominee and to serve as a director if elected). If the stockholder's notice to the Corporate Secretary proposes to bring other business before the Annual Meeting, that notice must include a reasonably detailed description of (i) that business, (ii) the reasons for conducting that business at the Annual Meeting, and (iii) any material interest of the stockholder in that business (and by the beneficial owner, if any, on whose behalf the proposal is made). If a stockholder proposal or nomination is not made in accordance with the procedure set forth above, the Chairman of the Annual Meeting shall, if the facts warrant, determine and declare at the Annual Meeting that the proposed business or nomination was not properly brought before the Annual Meeting in accordance with the procedures set forth in the Bylaws and direct that the business not be transacted or that the defective nomination be disregarded.

     In order for a stockholder proposal to be included in the Board of Directors' Proxy Statement for the next Annual Meeting of Stockholders, such proposal must be submitted in writing and must be received at 100 Crescent Court, Suite 1777, Dallas, Texas 75201, Attention: Corporate Secretary, no later than the close of business on December 22, 1998.

                                ANNUAL REPORT

     The Company's Annual Report on Form 10-K containing its financial statements for the fiscal year ended December 31, 1997, has been mailed concurrently herewith. The Annual Report to Stockholders is not incorporated in this Proxy Statement and is not deemed to be a part of the proxy solicitation material. Any stockholder who does not receive a copy of such Annual Report on Form 10-K may obtain one by writing to the Company.

             REPORT FILED WITH SECURITIES AND EXCHANGE COMMISSION

     Any beneficial owner of securities of the Company whose proxy is hereby solicited may request and receive without charge a copy of the Company's Annual Report on Form 10-K, including the financial statements thereto, but excluding exhibits and schedules, filed with the Securities and Exchange Commission. Such request should be addressed to: Heftel Broadcasting Corporation, 100 Crescent Court, Suite 1777, Dallas, Texas 75201, Attention:
Corporate Secretary.

                                OTHER MATTERS

     As of the date of this Proxy Statement, the Board of Directors does not know of any other matter which will be brought before the Annual Meeting. However, if any other matter properly comes before the Annual Meeting, or any adjournment thereof, the person or persons voting the proxies will vote on such matters in accordance with their best judgment and discretion.

                                        By Order of the Board of Directors

                                        /s/ McHenry T. Tichenor, Jr.

                                        McHenry T. Tichenor, Jr.
                                        Chairman of the Board

Dallas, Texas
April 30, 1998

                           HEFTEL BROADCASTING CORPORATION

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF
                        STOCKHOLDERS TO BE HELD JUNE 4, 1998

     The undersigned hereby appoints McHenry T. Tichenor, Jr. and Jeffrey T. Hinson, and each of them, proxies of the undersigned with full power of substitution for and in the name, place and stead of the undersigned to appear and act for and to vote all shares of Class A Common Stock of HEFTEL BROADCASTING CORPORATION standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at the Annual Meeting of Stockholders of said Company to be held in Dallas, Texas on June 4, 1998 at 10:00 A.M., local time, or at any adjournments or postponements thereof, with all powers the undersigned would possess if then personally present, as indicated on the reverse side.

     THIS UNDERSIGNED ACKNOWLEDGES RECEIPT OF NOTICE OF SAID MEETING AND ACCOMPANYING PROXY STATEMENT AND OF THE 1997 ANNUAL REPORT ON FORM 10-K AND RATIFIES AND CONFIRMS ALL ACTS THAT ANY OF THE SAID PROXY HOLDERS OR THEIR SUBSTITUTES MAY LAWFULLY DO OR CAUSE TO BE DONE BY VIRTUE HEREOF.

                     (Continued and to be dated and signed on the reverse side.)

                                   HEFTEL BROADCASTING CORPORATION

1.   ELECTION OF DIRECTORS    FOR all five nominees listed below [  ]
                              WITHHOLD AUTHORITY to vote for all
                              five nominees below [  ]
                              EXCEPTIONS* [  ]

    Nominees:  McHenry T. Tichenor, Jr.   McHenry T. Tichenor   Robert W. Hughes
                           James M. Raines   Ernesto Cruz

     (INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE MARK THE "EXCEPTIONS" BOX AND WRITE THAT NOMINEE'S NAME IN THE SPACE PROVIDED BELOW.)
     *Exceptions:
                 ----------------------------------------------------------

2. AMENDMENT OF THE COMPANY'S SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CLASS A COMMON STOCK.

     FOR [ ]    AGAINST [ ]   ABSTAIN [ ]

3. RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 1998.

     FOR [ ]    AGAINST [ ]   ABSTAIN [ ]

4. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) THEREOF.

Change of Address and/or Comments:  [  ]

     Please sign your name exactly as it appears hereon. Joint owners should sign personally. Attorney, Executor, Administrator, Trustee or Guardian should indicate full title.


Dated:____________________________________, 1998


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Stockholder's signature


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Stockholder's signature if stock held jointly

SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

VOTES MUST BE INDICATED (X) IN BLACK OR BLUE INK.